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Exhibit 10.3

        FOURTH AMENDMENT, dated as of May 9, 2003 (this "Amendment"), to the INTERIM CREDIT AGREEMENT, dated as of March 11, 2002 (as amended by the First Amendment and Waiver, dated as of June 12, 2002, the Second Amendment, dated as of August 2, 2002, and the Third Amendment, dated as of February 14, 2003, and as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among AIMCO PROPERTIES, L.P., a Delaware limited partnership ("AIMCO"), NHP MANAGEMENT COMPANY, a District of Columbia corporation ("NHP Management"), and APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (the "REIT") (AIMCO, NHP Management and the REIT are collectively referred to herein as "Borrowers"), LEHMAN COMMERCIAL PAPER INC., as Administrative Agent (in such capacity, the "Administrative Agent"), as Syndication Agent and as a Lender, each lender from time to time party thereto and LEHMAN BROTHERS INC., as Sole Lead Arranger and Bookrunner.

W I T N E S S E T H:

        WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain Loans and other extensions of credit to the Borrowers;

        WHEREAS, the Borrower has requested that the Lenders agree to make certain amendments to the Credit Agreement;

        WHEREAS, the Lenders have agreed to make such amendments solely upon the terms and conditions provided for in this Amendment;

        NOW, THEREFORE, the parties hereto agree as follows:

        1.     Defined Terms. Unless otherwise noted herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

        2.     Amendments to Section 1.01 of the Credit Agreement (Defined Terms).

          (a)   Section 1.01 is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

          "2003 Term Loan" means a term credit facility provided to the Borrowers and AIMCO/Bethesda Holdings, Inc. by a group of financial institutions and administered by Bank of America, as administrative agent, in an original principal amount not to exceed $250,000,000. The net cash proceeds of the 2003 Term Loan shall be applied to prepay Loans outstanding under the Revolving Credit Agreement (without any corresponding reduction of the commitments thereunder). The collateral for the 2003 Term Loan may consist of Liens on the Pledged Collateral, which Liens shall rank pari passu with the Lenders' Liens on such Pledged Collateral and the lender's Liens on the Pledged Collateral under the Revolving Loan Documents. The representations, warranties, covenants, events of default, remedies and other material terms of the 2003 Term Loan shall be substantially similar to the representations, warranties, covenants, events of default, remedies, and other material terms contained in this Agreement. The intercreditor relationship between the lenders under the 2003 Term Loan, the lenders under the Revolving Credit Agreement and the Lenders shall be governed by an intercreditor agreement which shall be satisfactory to the Administrative Agent and the Requisite Lenders.

          "Fourth Amendment Effective Date" means the "Effective Date" as defined in that certain Fourth Amendment to Credit Agreement dated as of May 9, 2003, among Borrowers, Lenders and the Administrative Agent.

          "Free Corporate Cash Flow" means, for any period, Total Corporate EBITDA for such period minus the sum of (a) Total Interest Expense for such period (excluding interest paid or accrued in respect of the Obligations), plus (b) Borrowers', the Guarantors' and their respective Subsidiaries' pro-rata share of all repayments of principal of Indebtedness (excluding (i) principal amortization in respect of the Obligations, (ii) any principal amortization consisting of a balloon payment of Indebtedness in connection with the repayment in full of such Indebtedness, and (iii) principal amortization in respect of the Obligations under, and as defined in, the Revolving Credit Agreement), plus (c) Borrowers', the Guarantors' and their respective Subsidiaries' pro-rata share of taxes based on income paid for such period, plus (d) preferred dividends accrued (whether or not declared or payable) on the preferred Stock and/or Partnership Units of the Borrowers or any of their Subsidiaries during such period, plus (e) an amount equal to 90% of the aggregate amount of REIT taxable income as reported on the REIT's federal income tax return (Form 1120-REIT) or as estimated from time to time based on current financial results for the period determined in accordance with all applicable requirements of the Code, plus (f) the Capital Expenditure Reserve as of the last day of such period of determination; provided, however, that, for purposes of determining Free Corporate Cash Flow, in no event shall any calculation of Total Corporate EBITDA include any Consolidated Net Income or net income (or loss, as applicable) in respect of any Property which has been Disposed of by Borrowers or any Subsidiary thereof, or any unconsolidated partnership or subsidiary thereof.

          "Institutional Joint Venture" means a Permitted Joint Venture which either (a) involves a financial institution or sophisticated investor which is primarily contributing Cash to the Permitted Joint Venture in exchange for equity interests therein and the Borrowers, Guarantors or their Subsidiaries directly or indirectly contributing Property to such Permitted Joint Venture in exchange for equity interests therein, or (b) involves the Borrowers, Guarantors or their Subsidiaries and one or more other Persons and where such Permitted Joint Venture's Organization Documents provide at any time that such other Persons may receive preferential returns or distributions with respect to the assets and/or cash flow of such Permitted Joint Venture, or (c) is set forth on Schedule 1.01G attached hereto. Before (but in no event later than 10 Business Days before) the consummation of the formation of any new Institutional Joint Venture, Borrower shall provide the Administrative Agent with copies of the proposed Organization Documents and promptly after such formation provide Administrative Agent with executed copies of the final Organization Documents. Schedule 1.01G attached hereto sets forth all entities which are Institutional Joint Ventures in existence or in negotiation on the Fourth Amendment Effective Date.

          "Permitted Joint Venture" means a joint venture, partnership, limited liability company or other similar arrangement, whether in corporate, partnership or other legal form (i) which is formed by or an interest in which is acquired by any of the Borrowers or its Subsidiaries in the Ordinary Course of Business, (ii) which complies with Section 7.09, and (iii) in which any of the Borrowers' or their Subsidiaries' equity or other beneficial interests is held at all times, directly or indirectly, by a Borrower and/or Guarantor.

          "Permitted Preferred Stock Redemptions" means the (A) purchase, redemption, retirement or other acquisition for value of any Redeemable Preferred Stock, in an amount up to 100% of the Net Issuance Proceeds from any issuance of common or preferred Stock by the Borrowers, the Guarantors or their Subsidiaries occurring after April 15, 2003 including the transactions set forth on Schedule 1.01H attached hereto, (B) purchase, redemption, retirement or other acquisition for value of any Redeemable Preferred Stock in an amount up to not more than 75% of the Net Disposition Proceeds from Dispositions occurring after April 15, 2003 including the transactions set forth on Schedule 1.01H attached hereto; provided, that, all such purchases or redemptions of Redeemable Preferred Stock under this clause (B) may not exceed $250,000,000 in the aggregate in any one calendar year and $400,000,000 in the aggregate in any two consecutive calendar years, or (C) purchase, redemption, retirement or other acquisition for value of any Redeemable Preferred Stock with Free Corporate Cash Flow.

          "Redeemable Preferred Stock" means (i) the preferred Partnership Units and (ii) the preferred Stock, in each case, of the Borrowers, the Guarantors or their Subsidiaries which is redeemable in accordance with its terms.

          "Total Pro Rata NOI" means, for any period, and without double counting any item, the Borrowers', the Guarantors' and their respective downstream Affiliates' pro-rata share of Net Operating Income, including the Borrowers', the Guarantors' and their respective downstream Affiliates' pro-rata share of Net Operating Income from unconsolidated Persons.

          "Total Corporate NOI" means, for any period, and without double counting any item, the sum of Net Operating Income of the Borrowers, the Guarantors, their respective Subsidiaries and any Person that owns an apartment Property and in which the Borrowers, the Guarantors or their respective Subsidiaries owns an equity or beneficial interest.

          (b)   Section 1.01 of the Credit Agreement is hereby further amended by deleting the following definitions in their entirety:

          (i)    "Casden Net Disposition Proceeds";

          (ii)   "Casden Net Indebtedness Proceeds";

          (iii)  "Casden Net Issuance Proceeds";

          (iv)  "Casden Net Refinancing Proceeds";

          (v)   "Net Indebtedness Proceeds"; and

          (vi)  "Net Refinancing Proceeds".

          (c)   Section 1.01 of the Credit Agreement is hereby further amended by deleting the defined term "Applicable Margin" in its entirety and replacing it with the following:

          "Applicable Margin" means, with respect to Base Rate Loans, 1.65% per annum, and with respect to Offshore Rate Loans, 2.65% per annum, provided that in each case, if at any time (i) any credit rating of either AIMCO's or the REIT's obligations under their respective senior unsecured debt or either AIMCO's or the REIT's corporate credit rating is downgraded from its current level on the Closing Date as set forth on Schedule 1.01F by either Moody's or S&P or (ii) the credit rating of this Agreement, if rated, is downgraded from its initial rating by either Moody's or S&P, the Applicable Margin for Base Rate Loans shall be 1.90% per annum and the Applicable Margin for Offshore Rate Loans shall be 2.90% per annum for the period beginning on the effective date of such downgrade until the date such rating is at least the level in effect on the Closing Date or such initial rating, as the case may be.;

          (d)   Section 1.01 of the Credit Agreement is hereby further amended by deleting clause (h) of the defined term "Indebtedness" in its entirety and replacing it with the following:

            (h)   all obligations (other than, in the case of the REIT, the obligation to acquire Partnership Units in exchange for shares of common Stock of the REIT) to purchase, redeem, or acquire any Stock of such Person or its Affiliates that, by its terms or by the terms of any security into which it is convertible or exchangeable, (x) is, or upon the happening of any event (other than a change of control event as may be set forth in certain securities of the REIT and/or AIMCO and which has not occurred prior to the date of determination hereunder) or the passage of time would be, required to be redeemed or repurchased by such Person or its Affiliates, including at the option of the holder, in whole or in part, or (y) has, or upon the happening of an event (other than the above change of control event as may be set forth in certain securities of the REIT and/or AIMCO and which has not occurred prior to the date of determination hereunder) or passage of time would have, a redemption or similar payment due, in each case of clauses (x) and (y) before the date which is the one (1) year anniversary of the then effective Maturity Date (excluding, however, any such preferred Stock which is convertible only into common Stock of the REIT),;

          (e)   Section 1.01 of the Credit Agreement is hereby further amended by deleting the defined term "Net Disposition Proceeds" in its entirety and replacing it with the following:

          "Net Disposition Proceeds" means, with respect to any Disposition of any Property (including as a result of casualty or condemnation and any purchase price refund in respect of any acquisition), Subsidiary, Management Entity or material property management contract, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) or Cash Equivalents received from such Disposition (which, in the case of non-wholly owned Persons, shall be limited to the Borrowers', the Guarantors' or any of their Subsidiaries' respective pro-rata share of such Disposition proceeds), net of any bona fide direct costs incurred in connection with such Disposition, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Disposition as a result of any gain recognized in connection with such Disposition and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the Stock or assets in question and that is required to be repaid under the terms thereof as a result of such Disposition.;

          (f)    Section 1.01 of the Credit Agreement is hereby further amended by deleting the defined term "Net Issuance Proceeds" in its entirety and replacing it with the following:

          "Net Issuance Proceeds" means, in respect of any issuance of Stock or Partnership Units or Debt Securities (other than proceeds of Debt Securities which are Indebtedness permitted pursuant to Section 7.01) by Borrowers or any of their respective Subsidiaries, the proceeds in Cash or Cash Equivalents (or, for purposes of Section 7.14(h), in the case of any issuance of Partnership Units in exchange for Property, the fair market value of the Property so acquired) received by Borrowers or any of their respective Subsidiaries upon or substantially simultaneously with such issuance (which, in the case of non-wholly owned Persons, shall be limited to the Borrowers', the Guarantors' or any of their Subsidiaries' respective pro-rata share of such issuance proceeds), net of (a) the direct costs of such issuance then payable by the recipient of such proceeds (excluding amounts payable to Borrowers or any Affiliate of Borrowers), (b) sales, use and other taxes paid or payable by such recipient as a result thereof, and (c) in the case of the issuance of Indebtedness secured by any Property, the portion of such proceeds used to repay Indebtedness previously incurred and secured by the same Property.;

          ; and

          (g)   Section 1.01 of the Credit Agreement is hereby further amended by deleting the defined term "Ordinary Course of Business" in its entirety and replacing it with the following:

          "Ordinary Course of Business" means, in respect of any transaction involving a Person, (i) the ordinary course of such Person's business, substantially as intended to be conducted by any such Person as of the Fourth Amendment Effective Date, and (ii) undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Contractual Obligation of such Person or for purposes of defrauding its creditors; provided, that, with respect to any Person (other than the

  Borrowers, any Material Entity or any Institutional Joint Venture) which is disposing of all or substantially all of its Property, Ordinary Course of Business shall also include any Disposition consistent with clauses (i) and (ii) above and which is not otherwise in violation of this Agreement; provided, further, that in all events the Institutional Joint Ventures described on Schedule 1.01G and similar Institutional Joint Ventures permitted hereunder, shall be deemed to be in the Ordinary Course of Business for all purposes under this Agreement.

        3.     Amendments to Section 2.03 of the Credit Agreement.

          (a)   Section 2.03(b) shall be amended by deleting the words "Sections 2.03(a) and 2.03(c), respectively," and replacing them with "Section 2.03(a)".

          (b)   Section 2.03(c) shall be amended by deleting it in its entirety and substituting in lieu therefor "[Reserved]".

          (c)   Section 2.03(D) shall be amended by deleting the words "Section 2.03(a), (b) or (c)" and replacing them with "Section 2.03(a) or (b)".

        4.     Amendment to Section 6.15 of the Credit Agreement. Section 6.15 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu therefor the following:

          Remain Solvent; provided, that, this Section 6.15 shall apply only to Borrower Parties and any Material Entities.

        5.     Amendment to Section 6.16(c) of the Credit Agreement. Section 6.16(c) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu therefor the following:

          (c)   Additional Guarantors. Promptly upon (i) the formation by the Borrowers of any Person which is a Material Entity, (ii) any Subsidiary becoming a Material Entity or (iii) the acquisition by the Borrowers of any Subsidiary which constitutes a Material Entity after giving effect to such acquisition, in each case after the Closing Date, Borrowers shall (A) indicate whether such Person is a Casden Guarantor, and (B) cause such Person (so long as such Person is not prohibited from doing so by law, Organization Documents or Contractual Obligations not prohibited by this Agreement) to deliver to Administrative Agent for the ratable benefit of the Lenders a guaranty of the Obligations in the form attached hereto as Exhibit H-1 or H-2, as applicable. Concurrently with the delivery of such guaranty, Borrowers shall deliver to Administrative Agent with respect to such Person the same documents and other instruments required to be delivered pursuant to clauses (iii) and (iv) of Section 4.01(a) and an opinion of counsel, in form and substance satisfactory to Administrative Agent. In all events, if all such agreements, documents and other instruments required to be delivered to Administrative Agent pursuant to this Section 6.16(c) have not been delivered prior to the date of the next required Compliance Certificate, then such items shall be delivered collectively at the same time a Compliance Certificate is delivered to Administrative Agent pursuant to Section 6.02(b). Additionally and notwithstanding any provision of this Section 6.16(c)

  to the contrary, in all events and at all times, Borrowers shall cause the Guarantors and Borrowers to collectively represent not less than 75% of Total Pro Rata NOI for the immediately preceding fiscal quarter.

        6.     Amendment to Section 6.17 of the Credit Agreement. Section 6.17 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu therefor the following:

          Use its reasonable best efforts to cause any Person in which any Borrower, any Guarantor or any of their respective Subsidiaries holds an equity interest to make regular distributions of Net Operating Income of such Person, subject to compliance with applicable law and such Person's Organization Documents and in the Ordinary Course of Business.

        7.     Amendments to Section 7.01 of the Credit Agreement.

          (a)   Section 7.01(d) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu therefor the following:

            (d)   Indebtedness of Borrowers, the Guarantors and their Subsidiaries (whether secured or unsecured) which is Recourse to Borrowers, the Guarantors or any of their Subsidiaries (but excluding Indebtedness under the Loan Documents and the 2003 Term Loan and the Indebtedness under the Revolving Loan Documents on the Fourth Amendment Effective Date) in an aggregate principal amount not to exceed at any time an amount equal to the sum of (x) $250,000,000 plus (y) while the Lincoln Place Construction Financing is outstanding, the lesser of $151,000,000 or any portion of the Lincoln Place Construction Financing which constitutes Recourse Indebtedness. Such Recourse Indebtedness outstanding on the Closing Date is listed on Schedule 7.01(d);

          (b)   Section 7.01(n) shall be amended by deleting the word "and" at the end of such section.

          (c)   Section 7.01(o) shall be amended by deleting the period at the end of such section and replacing it with "; and".

          (d)   A new Section 7.01(p) shall be added which shall read as follows:

            (p)   Indebtedness pursuant to the 2003 Term Loan, including any Guaranty Obligations in connection therewith.

        8.     Amendments to Section 7.02 of the Credit Agreement.

          (a)   Section 7.02(i) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu therefor the following:

            (i)    Liens and Negative Pledges pursuant to (x) the Revolving Credit Agreement and the other Revolving Loan Documents, including, without limitation, the Liens securing the Contingent Acquisition Note and (y) the 2003 Term Loan, subject, in the case of clause (y), to the execution of an intercreditor agreement satisfactory to the Administrative Agent and Requisite Lenders; and

          (b)   Section 7.02(j) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu therefor the following:

            (j)    Liens and Negative Pledges (x) pursuant to the Organization Documents of the Institutional Joint Ventures listed on Schedule 1.01G attached hereto and permitted under Section 7.05(f) hereof; provided, that, such Liens and Negative Pledges only encumber or restrict Liens on the Property owned by such Institutional Joint Venture and/or the equity interests in such Institutional Joint Venture; and provided, further, in all cases such equity interests are owned directly or indirectly by a Guarantor and/or Borrower, and (y) pursuant to customary provisions in the Organization Documents of any other Permitted Joint Venture; provided, that, the Liens only encumber the Property owned by such Permitted Joint Venture and the Negative Pledges only restrict Liens on the Property owned by such Permitted Joint Venture and the transferability of the managing member or general partner interest in such Permitted Joint Venture.

        9.     Amendment to Section 7.03(c) of the Credit Agreement. Section 7.03(c) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu therefor the following:

          (c)   Issue any preferred Stock or preferred Partnership Units; provided, however, the REIT or any of its Subsidiaries may issue preferred Stock and/or preferred Partnership Units so long as (i) if such preferred Stock or preferred Partnership Units has any mandatory redemption feature or has a redemption feature which is exercisable at the option of the holder thereof (other than a change of control put feature), then the face amount of such preferred Stock or preferred Partnership Units shall be deemed Unsecured Debt for all purposes of this Agreement; and (ii) any distributions with respect thereto shall comply with the provisions of this Agreement (including, without limitation, Section 7.07).

        10.   Amendment to Section 7.04(c) of the Credit Agreement. Section 7.04(c) of the Credit Agreement is hereby amended by inserting the word "and" immediately before the words "(ii) any" and by deleting the words "; and (iii) the Net Disposition Proceeds of such Dispositions shall be applied as required by Section 2.03(c)(ii)".

        11.   Amendment to Section 7.05(f) of the Credit Agreement. Section 7.05(f) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu therefor the following:

          (f)    Investments in multi-family apartment projects (including those with de minimis commercial aspects) in fee simple or leasehold interests therein or partnership, joint venture interests or other Investments (including capital contributions or partner loans) in Persons that own, directly or indirectly, multi-family apartment projects (including those with de minimis commercial aspects); provided, however, Investments in Institutional Joint Ventures in addition to those listed on Schedule 1.01G shall not be permitted if and to extent any such additional Institutional Joint Venture causes or is expected to cause all Institutional Joint Ventures to generate more than 15% of Total Corporate NOI;

        12.   Amendment to Section 7.07(a) of the Credit Agreement. Section 7.07(a) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu therefor the following:

          (a)   (i) Declare or make any Restricted Payment or any distribution of any Properties (including cash, rights, obligations, partnership interests or Partnership Units, on account of any partnership interests, Partnership Units or Stock) to any Person (other than Borrowers or a Wholly-Owned Subsidiary), or (ii) purchase, redeem or otherwise acquire for value any of its partnership interests, Partnership Units or Stock, now or hereafter outstanding, from any Person (other than Borrowers or a Wholly-Owned Subsidiary) (all of the foregoing set forth in clauses (i) and (ii), collectively, being "distributions"), except for the following: (A) the exchange of common Stock of the REIT for Partnership Units; (B) if no Default or Event of Default exists under Section 8.01(a), (b) or (c) as a result of a breach of Section 7.14, then the Borrowers and all such Subsidiaries may make "distributions" during any four consecutive fiscal quarter period in an amount in the aggregate which does not exceed the greater of (1) (x) 88% of Funds From Operations for each four consecutive fiscal quarter period ending on June 30, 2003, September 30, 2003, December 31, 2003 and March 31, 2004, (y) 85% of Funds From Operations for each four consecutive fiscal quarter period ending on June 30, 2004 and September 30, 2004, or (z) 80% of Funds From Operations for each four consecutive fiscal quarter period ending on the last day of each fiscal quarter thereafter, or (2) such amount as may be necessary to maintain REIT Status ("distributions" under this clause (B) shall not include any "distributions" under clauses (A) or (C)); and (C) that if no Default or Event of Default exists, the Borrowers and all such Subsidiaries may undertake Permitted Preferred Stock Redemptions; provided, that, prior to making any Permitted Preferred Stock Redemptions, Borrowers shall first certify in writing to Administrative Agent that the use of funds to make such Permitted Preferred Stock Redemptions shall not cause a Default or an Event of Default under this Agreement; provided, however, that nothing in this Section 7.07 shall prohibit (A) any Borrower or any Subsidiary of Borrower from making tenders for or otherwise acquiring for value any partnership interest, Partnership Units or Stock, now or hereafter outstanding, of any Borrower or any Subsidiary of any Borrower which were not issued by such acquiring Borrower or Subsidiary or (B) any distribution of Property by any Borrower Party, or any Affiliate thereof, in the Ordinary Course of Business and pursuant to such Borrower Party's or Affiliate's Organization Documents, including (x) any distribution of proceeds from Dispositions permitted under Section 7.04, (y) any distribution of proceeds from Dispositions in the Ordinary Course of Business and (z) any distribution by a non-Wholly-Owned Subsidiary to any Borrower, any of Borrowers' Subsidiaries or to any other Person holding an equity interest in such non-Wholly-Owned Subsidiary.

        13.   Amendment to Section 7.13 of the Credit Agreement. Section 7.13 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu therefor the following:

          Agree to any restriction or limitation on the making of Restricted Payments from any Subsidiary of Borrower to a Borrower, the making of any loans or advances to Borrowers or any other Subsidiary of Borrowers, the repayment or prepayment of any Indebtedness owed by any Subsidiary of Borrowers to any Borrower or any other Subsidiary of Borrowers, or the transferring of assets from any Subsidiary of Borrowers to any Borrower or any other Subsidiary of Borrowers, except for such restrictions existing or by reason of (a) any restrictions existing under the Loan Documents or the Revolving Loan Documents or any other Indebtedness permitted under Section 7.01 (except as provided in clause (f) below), (b) customary provisions in leases, subleases, licenses and other contracts restricting the assignment thereof, (c) applicable law, (d) Intra-Company Debt, (e) ordinary course restrictions in or contemplated by a Permitted Joint Venture's Organization Documents (subject to Section 6.17), (f) ordinary course restrictions in mortgage loan documents evidencing Indebtedness permitted under Section 7.01 and consisting of, among other things (i) provisions requiring funding and maintaining of reserves, (ii) restrictions on the transfer or assignment of the obligor's real or personal Property, and (iii) limitations on distributions of the obligor's net revenues, or (g) restrictions in contracts for sales or Dispositions of Property permitted hereby; provided, that, such restrictions relate only to the Property being disposed of.

        14.   Amendment to Section 7.14 of the Credit Agreement. Section 7.14 shall be amended by adding a new paragraph at the end thereof which shall read as follows:

          Notwithstanding anything to the contrary contained herein, the Borrowers acknowledge and agree that in determining EBITDA and Net Operating Income for the Borrowers and their Subsidiaries, any items of net income (or net loss) on account of the operations of an Institutional Joint Venture shall not be included in the determination of EBITDA and/or Net Operating Income unless the Cash or Cash Equivalents related thereto have been distributed to Borrowers or their Wholly-Owned Subsidiaries which are Guarantors or are otherwise available to be so distributed without restriction, excluding ordinary course restrictions which limit distributions to a quarterly or more frequent basis.

        15.   Amendment to Section 7.15 of the Credit Agreement. Section 7.15 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu therefor the following:

          Change the certified public accountants auditing the books of Borrowers without the consent of Requisite Lenders, other than changes to Ernst & Young LLP, PricewaterhouseCoopers LLP and Deloitte & Touche LLP.

        16.   Amendment to Section 10.01 of the Credit Agreement. Section 10.01 shall be amended by adding the following paragraph at the end of such section:

          Notwithstanding any other provision contained herein to the contrary, any amendments or replacements of the Intercreditor Agreement in accordance with the Fourth Amendment to the Credit Agreement dated as of the Fourth Amendment Effective Date, among Borrowers, Lenders and the Administrative Agent shall only require the consent of the Administrative Agent and Requisite Lenders.

        17.   Each Lender hereby acknowledges that it has received and reviewed the term sheet describing the material terms and provisions of the 2003 Term Loan which is attached hereto as Annex I ("2003 Term Loan Transaction"). Each Lender hereby consents to the 2003 Term Loan Transaction and all of the terms thereof and any modifications, supplements, replacements and/or amendments to the Loan Documents and the Revolving Loan Documents which are necessary, in Administrative Agent's reasonable discretion to consummate and close the 2003 Term Loan Transaction other than modifications and/or amendments to any provision of the Credit Agreement that expressly requires the consent or approval of Supermajority Lenders or all Lenders pursuant to Section 10.01 of the Credit Agreement, except for such modifications and/or amendments (i) expressly set forth in this Amendment, (ii) providing that the Lenders' Liens on collateral and their recourse to the Guarantors will be pari passu with the respective Liens and recourse to the guarantors under the Revolving Credit Agreement and the lenders under the 2003 Term Loan, and (iii) providing that the 2003 Term Loan, the loans under the Revolving Credit Agreement, and the Loans will be cross-defaulted; provided that, the 2003 Term Loan Transaction closes and funds by no later than one hundred and eighty days after the date hereof and Requisite Lenders consent to such modifications, supplements, replacements and/or amendments, which consent shall not be unreasonably withheld, delayed or conditioned and in no event shall require the payment of any fee, consideration or premium to any Lender.

        18.   Amendment to Schedules to the Credit Agreement. The Schedules to the Credit Agreement are hereby supplemented by adding Annex II and III attached hereto as "Schedule 1.01G" and "Schedule 1.01H", respectively.

        19.   Conditions to Effectiveness. This Amendment shall become effective on the date on which all of the following conditions precedent have been satisfied or waived (the "Effective Date"):

          (a)   The Administrative Agent shall have received five counterparts hereof duly executed and delivered by each Borrower.

          (b)   The Administrative Agent shall have received executed Lender Consent Letters, substantially in the form of Exhibit A hereto ("Lender Consent Letters"), from each of the Lenders.

          (c)   The Administrative Agent shall have received an executed Acknowledgment and Consent, in the form of Exhibit B-1, B-2 or B-3, as applicable, from each Guarantor and each Pledgor other than the Borrowers.

          (d)   The Administrative Agent shall have received for the account of each Lender that executes and delivers to the Administrative Agent a Lender Consent Letter at or prior to 5:00 P.M., New York City time, on May 9, 2003, a consent fee equal to 0.15% of the aggregate unpaid principal amount of such Lender's Loans on such date.

          (e)   If required by Administrative Agent, Lenders and their respective counsel shall have received originally executed copies of one or more favorable written opinions of counsel for Borrowers, Guarantors and Pledgors in form and substance satisfactory to Administrative Agent and its counsel, dated as of the Fourth Amendment Effective Date, with respect to the validity, binding effect and enforceability of this Amendment, and due authorization, execution and delivery thereof, and as to such other matters as Administrative Agent acting on behalf of Lenders may request.

          (f)    On or before the Effective Date, all corporate and other proceedings taken or to be taken in connection with this Amendment and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

          (g)   Borrowers shall have paid the fees, costs and expenses of Administrative Agent's counsel in connection with this Amendment.

          (h)   The Administrative Agent shall have received evidence satisfactory to it and its counsel that the Revolver Administrative Agent and the Lenders under the Revolving Credit Agreement (i) have modified, or concurrently with the Effective Date will modify, the Revolving Credit Agreement in a manner satisfactory to the Administrative Agent and the Lenders and the Administrative Agent shall have been provided with true, correct and complete copies of the documents effecting such modifications to the Revolving Credit Agreement and (ii) have consented to or waived their right to consent to the Borrowers' and the Guarantors' execution and delivery of this Amendment.

        20.   Representations and Warranties. Each of the Borrowers hereby represents and warrants to Administrative Agent and each Lender that (before and after giving effect to this Amendment):

          (a)   Each Borrower has all requisite corporate or other entity power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the "Amended Agreement") and each Loan Document. Each Guarantor and each Pledgor has all requisite corporate or other entity power and authority to enter into the Acknowledgement and Consent, in the form of Exhibit B-1, B-2 or B-3, as applicable, and to carry out the transactions contemplated by, and perform its obligations under each Loan Document to which it is a party.

          (b)   The execution and delivery of this Amendment and of each Acknowledgement and Consent and the performance of the Amended Agreement and of each other Loan Document have been duly authorized by all necessary corporate or other entity action on the part of each Borrower Party that is a party thereto. Except as disclosed on Schedule 3.2, the organizational documents of the Borrowers, Pledgors and Guarantors have not been modified in any material respect since February 14, 2003.

          (c)   The execution, delivery, and performance by each Borrower of this Amendment and of the Amended Agreement and by each Pledgor and Guarantor of each

  Acknowledgement and Consent to which it is a party and compliance with the provisions thereof do not and will not (i) violate or conflict with, or result in a breach of, or require any consent under (A) any Organization Documents of such Borrower Party or any of its Subsidiaries, (B) any applicable material Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (C) any Contractual Obligation of such Borrower Party or any of its Subsidiaries or by which any of them or any of their property is bound or subject, or (ii) constitute a default under any such agreement or instrument, or (iii) result in, or require, the creation or imposition of any Lien on any of the Properties of such Borrower Party or any of its Subsidiaries, except, in each case under this clause (c), as provided in Section 5.03 of the Credit Agreement.

          (d)   The execution, delivery and performance by each Borrower Party of this Amendment and of the Amended Agreement and by each Pledgor and Guarantor of each Acknowledgment and Consent to which it is a party do not and will not require any authorization of a Governmental Authority (other than any authorizations of a Governmental Authority obtained on or before the Effective Date and disclosed in writing to the Lenders).

          (e)   This Amendment and each Acknowledgment and Consent has been duly executed and delivered by each Borrower Party party thereto and this Amendment and each Acknowledgment and Consent are the legally valid and binding obligations of such Borrower Parties party thereto, enforceable against such Borrower Parties in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          (f)    The representations and warranties in Section V of the Credit Agreement are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, were true, correct and complete in all material respects on and as of such earlier date).

          (g)   Borrowers and the other Borrower Parties have performed in all material respects all agreements and satisfied all conditions which this Amendment, the Credit Agreement and the other Loan Documents provide shall be performed or satisfied by Borrowers or the other Borrower Parties on or before the Effective Date.

          (h)   After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing, or will result from the consummation of the transactions contemplated by this Amendment.

        21.   Payment of Expenses. The Borrowers jointly and severally agree to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

        22.   No Other Amendments; Confirmation. Except as expressly provided hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect. The amendments contained herein shall not be construed as an amendment of any other provision of the Credit Agreement or the other Loan Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Borrowers that would require the waiver or consent of the Administrative Agent or the Lenders.

        23.   GOVERNING LAW; Miscellaneous. (a) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

        (b)   On and after the Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein", or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the "Credit Agreement", "thereunder", "thereof", or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

        (c)   This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment, each Acknowledgment and Consent and the Lender Consent Letters signed by all the parties shall be lodged with the Borrowers and the Administrative Agent. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

        (d)   The execution and delivery of the Lender Consent Letter by any Lender shall be binding upon each of its successors and assigns (including assignees of its Loans in whole or in part prior to effectiveness hereof).

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  Exhibit 10.3